SECOND WAIVER AND EXTENSION AGREEMENT

October 30, 2007

Reference is hereby made to (a) that certain Security Agreement dated as of September 7, 2005 (the “Security Agreement”) by and among Laurus Master Fund, Ltd. (“Laurus”), American Technologies Group, Inc. (the “ATEG”) and the other subsidiaries of ATEG named therein or which thereafter became a party thereto (such subsidiaries and ATEG, each a “Company” and collectively, the “Companies”), (b) that certain Amended and Restated Secured Convertible Term Note B amended and restated on March 23, 2007 and effective as of September 7, 2007 (the “Existing Note”) made by the Companies in favor of Laurus in the original principal amount of $2,000,000 (c) the Ancillary Agreements (as defined in the Security Agreement) and that certain Extension Agreement executed by the parties hereto on March 23, 2007 (the “First Extension”) (the Security Agreement, the Existing Note the Ancillary Agreements, and the First Extension as each may be amended, restated, supplemented and modified from time to time, the “Agreements”). Capitalized terms used but not defined herein shall have the meanings given them in the Security Agreement.

WHEREAS, ATEG filed a Registration Statement (as defined in the Registration Rights Agreement) covering the Registrable Securities with the SEC on January 31, 2007;

WHEREAS, the Registration Statement, pursuant to the First Extension was required to be declared effective by the SEC no later than May 7, 2007 (the “Effectiveness Date”);

WHEREAS, an Event of Default has occurred under Section 19(a) of the Security Agreement (the “Existing Default”) as a result of the failure by the Companies to pay in full all amounts owing under the Existing Note on the Maturity Date (as defined in the Existing Note and as extended by agreement of the parties); and

WHEREAS, the Companies have requested that Laurus (a) extend the Effectiveness Date, (b) waive the Existing Default and (c) extend the Maturity Date of the Existing Note, and Laurus has agreed to do so on the terms and conditions set forth in this Waiver and Extension Agreement (this “Agreement”).

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Laurus hereby extends the Effectiveness Date from May 7, 2007 to December 31, 2007. ATEG hereby agrees that it shall cause the Registration Statement to be declared effective under the Securities Act on or prior to December 31, 2007. Each Company hereby acknowledges that the breach of this covenant shall constitute an automatic Event of Default and no cure or grace period shall be applicable thereto notwithstanding any other provision of the Agreements to the contrary.

2.  Subject to Section 3 hereof, Laurus hereby waives the Existing Default and agrees to extend the date upon which all amounts due under the Existing Note and the First Extension are payable from May 7, 2007 to December 31, 2007. Each Company hereby acknowledges, ratifies and confirms that the Companies shall, jointly and severally, make interest payments to Laurus in accordance with the terms of the Existing Note and a principal payment to Laurus in an amount equal to the unpaid principal balance of the Existing Note on the Maturity Date (as defined in the Existing Note), together with any accrued and unpaid interest thereon.

3.  The Agreement shall be effective upon the execution by each Company and Laurus of this Agreement and the receipt by Laurus of each Company’s duly executed counterpart to this Agreement.

4.  Each Company hereby represents and warrants to Laurus that, on the date hereof, after giving effect to this Agreement, (a) no Event of Default exists, (b) all representations, warranties and covenants made by such Company in connection with the Agreements are true, correct and complete and (c) all of such Company’s covenant requirements under the Agreements have been met.

5.  Except as expressly described herein, this Agreement shall not constitute (a) a modification or an alteration of any of the terms, conditions or covenants of the Agreements, all of which remain in full force and effect, or (b) a waiver, release or limitation upon Laurus’ exercise of any of its rights and remedies thereunder, all of which are hereby expressly reserved. This Agreement shall not relieve or release any Company in any way from any of its duties, obligations, covenants or agreements under the Agreements or from the consequences of any Events of Default thereunder, except as expressly described above.

6.  This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. Provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Extension Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.
COMPANIES:

AMERICAN TECHNOLOGIES GROUP, INC.

By:	/s/ Thomas E. Durkin, III
President

NORTH TEXAS STEEL COMPANY, INC.

By:	/s/ Thomas E. Durkin, III
Authorized Representative

OMAHA HOLDINGS CORP.

By:	/s/ Thomas E. Durkin, III
Authorized Representative

LAURUS:
LAURUS MASTER FUND, LTD.

By: Laurus Capital Management, LLC, as investment manager
Name: Patrick Regan
Title: Senior Marketing Director